Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and Nine Months of Fiscal 2016

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 4, 2016--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales for the three months ended June 25, 2016, compared with the three months ended June 27, 2015. Net sales increased despite significantly lower retail gasoline prices compared with the third quarter of last year and despite extra Easter sales in the third quarter of last fiscal year. Easter occurred in the second quarter of the current fiscal year. Net income totaled $12.7 million for the quarter ended June 25, 2016, compared with $13.8 million for the third quarter of fiscal year 2015.

For the nine months ended June 25, 2016, net income totaled $40.0 million compared with $43.1 million for the nine months ended June 27, 2015.

During fiscal year 2016, the Company incurred expenses related to preparing certain properties for redevelopment into new stores in future periods, including costs to tear down and write-off these properties. These expenses adversely affected net income comparisons between the current year three- and nine-month periods and those of the prior year.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with this quarter’s sales growth and our store base capital investments that will benefit future periods.”

Third Quarter Results

Net sales increased by $11.2 million, or 1.2%, to $957.2 million for the three months ended June 25, 2016, from $946.0 million for the three months ended June 27, 2015. Lower gasoline sales due to a decline in the average sales price per gallon were offset by higher sales in other products. Excluding gasoline sales and the effect of extra Easter sales in last year’s quarter, retail grocery comparable store sales increased 2.6% over the comparative fiscal third quarter.

Gross profit for the June 2016 quarter increased 4.8% to $232.9 million, compared with $222.2 million for the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.3% for the June 2016 quarter compared with 23.5% for the June 2015 quarter. Excluding gasoline sales, retail grocery gross margin increased 39 basis points comparing the June 2016 and June 2015 fiscal quarters.

Operating and administrative expenses for the June 2016 quarter totaled $199.4 million, compared with $190.7 million for the June 2015 quarter. Most of the increase was due to higher personnel and other costs incurred to increase sales. Losses from asset disposals totaled $1.6 million during the current third quarter, compared with $0.3 million during last year’s third quarter.

Interest expense totaled $11.2 million for the three-month period ended June 25, 2016, and $10.6 million for the three-month period ended June 27, 2015. Total debt at the end of June 2016 was $898.2 million compared with $918.2 million at the end of June 2015.

Net income totaled $12.7 million for the three-month period ended June 25, 2016, compared with $13.8 million for the three-month period ended June 27, 2015. Net income, as a percentage of sales, was 1.3% for the June 2016 quarter and 1.5% for the June 2015 quarter. Basic and diluted earnings per share for Class A Common Stock were $0.64 and $0.63, respectively, for the quarter ended June 25, 2016, compared with $0.70 and $0.68, respectively, for the quarter ended June 27, 2015. Basic and diluted earnings per share for Class B Common Stock were each $0.59 for the quarter ended June 25, 2016, and $0.63 for the quarter ended June 27, 2015.

Nine Month Results

Nine month fiscal 2016 and 2015 sales each totaled $2.83 billion. Retail grocery comparable store sales, excluding the effect of gasoline increased 2.1%. Lower retail gasoline and fluid dairy prices were offset by increased sales of other products.

Gross profit for the nine months ended June 25, 2016, increased 3.3% and totaled $687.2 million compared with $665.2 million for the first nine months of last fiscal year. Gross profit, as a percentage of sales, was 24.3% for the June 2016 nine-month period compared with 23.5% for the June 2015 nine-month period. Retail grocery segment gross profit as a percentage of sales, excluding gasoline sales, increased 18 basis points comparing the first nine months of fiscal 2016 with the same fiscal 2015 period.

Operating and administrative expenses totaled $589.7 million for the nine months ended June 25, 2016, and $563.3 million for the nine months ended June 27, 2015. Losses from asset disposals totaled $0.9 million during the current nine-month period, compared with a gain of $0.3 million during last year’s nine-month period. Interest expense increased $0.2 million to $34.4 million for the nine-month period ended June 25, 2016, compared with $34.2 million for the nine-month period ended June 27, 2015.

Net income totaled $40.0 million for the nine-month period ended June 25, 2016, compared with $43.1 million for the nine-month period ended June 27, 2015. Net income, as a percentage of sales, was 1.4% for the nine months ended June 25, 2016, compared with 1.5% for the nine months ended June 27, 2015. Basic and diluted earnings per share for Class A Common Stock were $2.03 and $1.98, respectively, for the nine months ended June 25, 2016, compared with $2.19 and $2.13, respectively, for the nine months ended June 27, 2015. Basic and diluted earnings per share for Class B Common Stock were each $1.85 for the nine months ended June 25, 2016, compared with $1.99 of basic and diluted earnings per share for the nine months ended June 27, 2015.

Capital expenditures for the June 2016 nine-month period totaled $107.8 million, compared with $73.5 million for the June 2015 nine-month period. The increased capital expenditures this year are focused on store buildings opened this year (and scheduled to open early next year) as well as ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $120 million to $145 million.

The Company currently has $143.1 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2015 Form 10-K and 2016 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015

Net sales	$957,178	$945,974	$2,832,604	$2,825,806
Gross profit	232,854	222,164	687,211	665,248
Operating and administrative expenses	199,434	190,730	589,654	563,287
(Loss) gain from sale or disposal of assets	(1,555)	(319)	(934)	320
Income from operations	31,865	31,115	96,623	102,281
Other income, net	512	523	1,652	1,649
Interest expense	11,191	10,583	34,393	34,184
Income taxes	8,518	7,278	23,876	26,629
Net income	$12,668	$13,777	$40,006	$43,117

Basic earnings per common share – Class A	$0.64	$0.70	$2.03	$2.19
Diluted earnings per common share – Class A	$0.63	$0.68	$1.98	$2.13
Basic earnings per common share – Class B	$0.59	$0.63	$1.85	$1.99
Diluted earnings per common share – Class B	$0.59	$0.63	$1.85	$1.99

Additional selected information:
Depreciation and amortization expense	$26,952	$25,847	$79,344	$76,746
Rent expense	$3,581	$3,371	$10,458	$10,314

Condensed Consolidated Balance Sheets (Unaudited)

	June 25,	September 26,
	2016	2015
ASSETS
Cash and cash equivalents	$5,435	$7,505
Receivables-net	72,509	66,283
Inventories	341,846	338,644
Other current assets	10,088	11,313
Property and equipment-net	1,240,948	1,211,458
Other assets	18,860	19,625
TOTAL ASSETS	$1,689,686	$1,654,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$10,684	$11,368
Accounts payable, accrued expenses and current portion of other long-term liabilities	224,535	240,592
Deferred income taxes	71,965	64,643
Long-term debt	887,556	874,686
Other long-term liabilities	35,705	34,561
Total Liabilities	1,230,445	1,225,850
Stockholders' equity	459,241	428,978
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,689,686	$1,654,828

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer